Exhibit 10.67

DATED 16 December 2004

THE SELLERS

and

CODESILVER LIMITED
(to be renamed CENDANT TRAVEL SERVICES LIMITED)

and

CENDANT CORPORATION

SHARE PURCHASE AGREEMENT
relating to the sale and purchase of
the entire issued share capital of Donvand Limited
and Octopustravel Group Limited

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(SJC/DRJ/PJAB)

CA043490062

		Page

23.	Choice of governing law	20

24.	Jurisdiction	21

25.	Agent for service	21

SCHEDULES

THIS AGREEMENT is made on 16 December 2004

BETWEEN:

1.	The several persons whose names are set out in Schedule 1 (together the “Sellers” and each a “Seller”)

AND

2.	CODESILVER LIMITED (to be renamed CENDANT TRAVEL SERVICES LIMITED), a company registered in England under number 5227753 whose registered office is at 1 Mitchell Lane, Bristol BS1 6BU (the “Purchaser”)

AND

3.	CENDANT CORPORATION, a Delaware Corporation whose address is at 9 West 57th Street, New York, NY, USA (the “Guarantor”).

WHEREAS:

(A)	Donvand Limited (“Donvand”) is a company registered in England under number 1213718, whose registered office is at 54 Welbeck Street, London, W1G 9XS and Octopustravel Group Limited (“Octopus”) is a company registered in England under number 3879759, whose registered office is at 54 Welbeck Street, London W1G 9XS (collectively the “Companies”). Further brief particulars of the Companies are set out in Schedule 5 (Basic Information).

(B)	The Bearer Shares are all held outside the United Kingdom.

(C)	The Sellers have each agreed to sell the Bearer Shares and the Registered Shares owned by him and the Purchaser has agreed to purchase and pay for all the Bearer Shares and the Registered Shares in each case on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules to it:

“2004 Accounts”	means, in respect of each of Donvand and Octopus, the audited financial statements (balance sheet, profit and loss account and cash flow statement) for the financial period ended on 31 December 2004 together with the notes thereto and the directors’ and auditors reports relating thereto;

“Accounting Principles”	means the accounting policies, principles, bases, assumptions and judgements adopted or used in the preparation of the Accounts;

“Accounts”	means, in respect of each of Donvand and Octopus, the audited accounts (balance sheet, profit and loss account and cash flow statement) for the financial period ended on the Accounts Date together with the notes thereto and the directors’ and auditors reports relating thereto;

“Accounts Date”	31 December 2003;

“Affiliate”	means, (i) in respect of any person including an individual, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise and, (ii) in respect of any individual, his or her grandparents and all descendants of those grandparents and (in each case) their spouses or a trust of which any of them is a beneficiary. For the purpose of this Agreement, none of the Group Companies shall be deemed an Affiliate of the Sellers;

“Auditors”	Deloitte & Touche (UK) LLP;

“Business”	means the businesses conducted by the Group Companies;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London;

“Bearer Shares”	means:-

(A)	20,000,000 new ordinary shares of US$0.0001 each in the capital of Donvand; and

(B)	30,799,856 new ordinary shares of US$0.0001 each in the capital of Octopus;

“Cendant Restricted Shares”	means a contractual right to receive a share of Cendant stock that is to vest on the basis set out in Schedule 9 (Employee Payments);

“Companies”	has the meaning given in Recital (A), save where specified

otherwise;

“Companies Acts”	means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

“Completion”	means completion of the sale and purchase of the Registered Shares and the Bearer Shares under this Agreement;

“Completion Date”	means the third Business Day following the day on which the condition listed in paragraph 1 of Schedule 2 (Conditions to Completion) shall have been satisfied or waived in accordance with this Agreement or, if later, 1 April 2005;

“Confidential Information”	means all secret or confidential commercial, financial or technical information, know-how or trade secrets whatsoever and in whatever form or medium and whether disclosed orally or in writing, together with all reproductions in whatsoever form or medium or any part or parts of it;

“Consideration”	shall have the meaning given in sub-clause 5.1 (Consideration);

“Customer”	means a person (other than a retail customer) that was customer of the Business during the twelve months immediately preceding Completion;

“Deferred Consideration”	means the amount of deferred consideration determined in accordance with paragraph 3 of Schedule 8 (Price Adjustment);

“2005 Deferred Consideration”	means the amount of deferred consideration determined in accordance with paragraph 4 of Schedule 8 (Price Adjustment);

“Donvand Group”	means Donvand and its subsidiaries and subsidiary undertakings;

“Draft Statement of EBITDA”	means a draft statement showing EBITDA;

“EBITDA”	means earnings before interest, tax, depreciation and amortisation of the Donvand Group and the Octopus Group, consolidated as if they were formed part of the same group of companies throughout 2004 and substituting £2,000,000 for the actual remuneration of the Sellers from any Group Companies in 2004 but excluding:-

(i)	all third party costs incurred by the Group Companies in connection with the sale of the Companies provided that such costs be directly attributable for legal and accountancy advisory services;

(ii)	the amount of any performance bonus payable to employees of any Group Company in connection with performance during 2004 up to an aggregate amount of £400,000 provided that such performance bonus was or will be expensed in the corresponding audited accounts of the Companies; and

(iii)	the amount payable to employees pursuant to paragraph 1 of Schedule 9 (Employee Payments) provided such amount was or will be expensed in the corresponding audited accounts of the Companies;

“Escrow Agent”	has the meaning given in paragraph 1.1 of Schedule 9 (Price Adjustment);

“Gross Profit”	means turnover less cost of sales compiled on a basis consistent with the Accounts;

“Group”	means collectively the Donvand Group and the Octopus Group;

“Group Company”	means a member of the Group;

“Key Employee”	means any employee of any Group Company with a basic salary of £75,000 (or equivalent) per annum or more;

“Indemnity”	means the indemnity set out in Part B of Schedule 4 (Warranties and Indemnity);

“Initial Consideration”	means the sum of £635.7 million payable on Completion;

“Litigation”	means any and all suits, litigation, judgements, actions or proceedings;

“Octopus Group”	means Octopus and its subsidiaries and subsidiary undertakings;

“Participants”	means David Babai, Uzi Kattan, Edward Faith and Bernard Bialylew;

“Participants’ Representative”	means Uzi Kattan;

“Press Announcement”	means the press announcement to be issued by the Guarantor (or any subsidiary thereof) in the agreed form;

“Proceedings”	means any proceedings, suit or action arising out of or in connection with this Agreement;

“Prospective Customer”	means a person (other than a prospective retail customer) with whom any Group Company had negotiations or discussions regarding the Business during the twelve months immediately preceding Completion;

“Purchaser’s Group”	means the Guarantor, its subsidiaries and subsidiary undertakings from time to time;

“Purchaser’s Solicitors”	means Skadden, Arps, Slate, Meagher & Flom (UK) LLP;

“Registered Shares”	means:-

(A)	10,000,000 AA deferred shares of £0.0005 each in the capital of Donvand;

5,000,000 BB deferred shares of £0.0005 each in the capital of Donvand;

5,000,000 CC deferred shares of £0.0005 each in the capital of Donvand;

1,219,512 A deferred shares of £0.0005 each in the capital of Donvand;

1,219512 B deferred shares of £0.0005 each in the capital of Donvand;

(B)	15,399,928 AA deferred shares of £0.0005 each in the capital of Octopus;

7,699,964 BB deferred shares of £0.0005 each in the capital of Octopus;

7,699,964 CC deferred shares of £0.0005 each in the capital of Octopus;

1,878,040 D ordinary shares of £0.0005 each in the capital of Octopus;

1,878,040 E ordinary shares of £0.0005 each in the capital of Octopus;

“Reorganisation”	means the reorganisation of the share capital of Donvand and Octopus in November 2004 involving the creation of new classes of ordinary share capital denominated in US dollars, the redesignation of existing A, B and C Ordinary Shares denominated in sterling into deferred shares, the capitalisation of profits, the issue of share warrants and all ancillary and related actions thereto;

“Restricted Actions”	means the actions listed in Schedule 6 (Restricted Actions);

“Restricted Area”	means the UK, the United States, Hong Kong, Italy, Japan, Australia, Austria, Belgium, China, Denmark, Dubai, France, Germany, India, Indonesia, Israel, New Zealand, Saudi Arabia, Singapore, South Korea, Spain, Switzerland, Taiwan, Thailand, Greece and any other country or territory where the Business is conducted;

“Restricted Period”	has the meaning given in sub-clause 12.7 (Non-Compete);

“Restricted Services”	means that part of the Business which involves the purchase, sale or arrangement of land travel destination services, including hotel rentals, apartment rentals, packaged tours, and groups and that part which constitutes an internet based travel agency;

“Sellers’ Representative”	means Uzi Kattan and Murray Sweet;

“Sellers’ Solicitors”	means Slaughter and May;

“Sellers’ Jersey Solicitors”	means a reputable firm of solicitors in Jersey appointed by the Sellers for the purposes of Completion;

“Service Document”	has the meaning given in sub-clause 25.6 (Agent for service);

“Supplier”	means any person or other organisation whatsoever, but not limited to hotels, airlines, tour operators and car hire companies that have supplied or agreed to supply goods or services to the Business at any time during the eighteen months prior to Completion or who supplied goods or services at Completion to the Business;

“Tax” or “Taxation”	means any form of tax, levy, impost, duty, charge, contribution or withholding of any kind imposed, collected or assessed by, or payable to, a Tax Authority and all penalties, charges, surcharges, fines, costs and interest relating to any of the above or to any obligation in respect of any of the above;

“Tax Authority”	means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body competent to impose Tax;

“Warranties”	means the warranties set out in Part A of Schedule 4 (Warranties and Indemnity) and “Warranty” shall be construed accordingly; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Sellers under this Agreement;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	use of any genders includes the other genders;

(F)	the expressions “company”, “holding company”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Acts;

(G)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Income and Corporation Taxes Act 1988;

(H)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(I)	references to times of the day are to London time;

(J)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(K)	the Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules; and

(L)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification only by the Purchaser and the Sellers.

2.	Sale and purchase

2.1	Each of the Sellers shall sell, with full title guarantee both the Registered Shares and the Bearer Shares set opposite his name in Schedule 1 (the Sellers) and the Purchaser shall purchase all of the Registered Shares and the Bearer Shares free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion including the right to receive all dividends, distributions or any return of capital declared, paid or made after the Accounts Date save for those disclosed to the Purchaser in writing prior to the date of this Agreement and listed in Schedule 7 (Disclosure). In this sub-clause 2.1, a distribution shall include any payment to any Seller or any of his Affiliates by any Group Company save for those disclosed to the Purchaser in Schedule 7 (Disclosure).

2.2	Each of the Sellers waives all rights over any of the Registered Shares or the Bearer Shares conferred upon him by the articles of association of the Companies or in any other way.

2.3	The Purchaser shall not be obliged to complete the acquisition of the Registered Shares and the Bearer Shares unless the purchase of all of the Registered Shares and the Bearer Shares is completed simultaneously.

3.	Conditions

3.1	The sale and purchase of the Registered Shares and the Bearer Shares pursuant to this Agreement are in all respects conditional upon those matters listed in Schedule 2 (Conditions to Completion), provided that, except for the condition set out in paragraph 1 of Schedule 2, the Purchaser may in its discretion waive such conditions.

3.2	The Purchaser shall as soon as reasonably practicable following the execution of this Agreement and receipt of the relevant information from the Sellers apply for the regulatory clearances set out in paragraph 1 of Schedule 2 (Conditions to Completion) and shall pursue obtaining such clearances with all reasonable speed. The Purchaser shall take all reasonable steps to procure obtaining such clearances as soon as possible and shall accept all and any terms and conditions imposed by any regulatory authority attaching to any such clearances.

3.3	Each of the Sellers and the Purchaser undertakes to co-operate with each other in exchanging such information and supplying such reasonable assistance as required in connection with any filings provided for in paragraph 1 of Schedule 2 (Conditions to Completion) and further undertake to disclose in writing to the other anything which will or may prevent the conditions set out in paragraph 1 of Schedule 2 (Conditions to Completion) from being satisfied on or prior to 30 June 2005 immediately it comes to the notice of either of them.

3.4	The Purchaser undertakes to keep the Sellers informed as to progress towards satisfaction of the condition set out in paragraph 1 of Schedule 2 (Conditions to Completion) and undertakes to:

(A)	notify the Sellers and provide copies of any material communications to the extent that they relate to the Group from any governmental or regulatory body or other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Sellers;

(B)	where reasonably requested by the Sellers, provide the Sellers (or advisers nominated by the Sellers) with draft copies of all submissions and communications to governmental or regulatory bodies or other persons to the extent they relate to the Group in relation to obtaining any consent, approval or action at such time as will allow the Sellers a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Sellers (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent; and

(C)	where reasonably requested by the Sellers and where permitted by the governmental or regulatory body or other person concerned, allow persons nominated by the Sellers to attend all meetings with governmental or regulatory bodies or other persons and, where appropriate, to make oral submissions at such meetings.

4.	Conduct of business before Completion

4.1	The Sellers shall take all reasonable actions within their power as directors to procure that the Business is conducted in the ordinary course during the period from the date of this Agreement to Completion. Without limitation to the generality of the foregoing, the Sellers shall take all reasonable actions within their power as directors to procure that between the date of this Agreement and Completion no member of the Donvand Group or the Octopus Group shall undertake any of the Restricted Actions without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

4.2	Sub-clause 4.1 shall not operate so as to restrict or prevent:

(A)	any matter reasonably undertaken by any member of the Donvand Group or Octopus Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified) only for so long as such emergency or disaster situation continues and/or solely to the extent necessary to mitigate the effects of such emergency or disaster situation;

(B)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Donvand Group or Octopus Group prior to the date of this Agreement;

(C)	any increase in emoluments of any category of employees of any member of the Donvand Group or Octopus Group where such increase is made in accordance with the normal practice of the relevant employing member of the Donvand Group or Octopus Group;

(D)	any matter contemplated in this Agreement; or

(E)	any matter undertaken at the written request of the Purchaser.

4.3	From the date of this Agreement until Completion, the Sellers shall and shall procure that each of the Group Companies shall give the Purchaser and its authorised representatives reasonable access to books, records, accounts, documents, personnel and offices of the Business from 1 January 2005 for the purposes of:

(i)	observing the compilation of the statutory accounts of the Companies for the financial year ended 31 December 2004;

(ii)	understanding the accounting and book-keeping systems and processes of the Group; and

(iii)	preparing a detailed plan for resource development and improvements in the control systems and processes for reporting and compliance of the Group in anticipation of Completion, it being understood that no corrective action shall be undertaken in relation to the Group until on or after Completion;

and, in particular, access to the sites of the Business located in New York, London, Hong Kong, Delhi, Tokyo, Dubai and such other sites as the Purchaser and the Sellers may from time to time agree.

The Sellers shall not be obliged to grant access pursuant to this sub-clause 4.3 to the extent that such access materially interferes with the ability of the Group to conduct the Business or its functions and operations.

5.	Consideration

5.1	The total consideration for the sale of the Registered Shares and the Bearer Shares shall be the payment by the Purchaser of the Initial Consideration, the Deferred Consideration and the 2005 Deferred Consideration to be divided among the Sellers in such proportions as set out opposite each Seller’s name in Schedule 1 (The Sellers) (except as regards the 2005 Deferred Consideration which will be distributed in the following proportions: David Babai 44.5%, Uzi Kattan 25%, Edward Faith 25% and Bernard Bialylew 5.44%) (“Consideration”).

5.2	Payment of the Initial Consideration on the Completion Date shall be made by telegraphic transfer of funds for same day value to the Sellers’ Jersey Solicitors and payment of the Initial Consideration shall constitute good discharge to the Purchaser in respect of it.

5.3	Payment of the Deferred Consideration and the 2005 Deferred Consideration shall be made by telegraphic transfer of funds for same day value to the Sellers’ Jersey Solicitors in accordance with Schedule 8 (Price Adjustment).

5.4	Any payment made by any Sellers to the Purchaser pursuant to Clause 7 (Warranties and Indemnity) will be considered an adjustment to the Consideration.

6.	Completion

6.1	Completion shall take place at 11 a.m. on the Completion Date at the offices of the Sellers’ Jersey Solicitors.

6.2	At Completion the Sellers shall do or procure those things listed in Part A (Seller’s obligations) of Schedule 3 (Completion Arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 3 (Completion Arrangements).

6.3	Neither the Purchaser nor the Sellers shall be obliged to complete the sale and purchase of any of the Registered Shares and the Bearer Shares unless the sale and purchase of all of the Registered Shares and the Bearer Shares is completed simultaneously.

6.4	If the respective obligations of the Sellers and/or the Purchaser under sub-clause 6.2 and Schedule 3 (Completion Arrangements) are not complied with on the Completion Date the Purchaser or, as the case may be, the Sellers may:

(A)	defer Completion (so that the provisions of this clause 6 shall apply to Completion as so deferred); or

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other party.

6.5	If this Agreement is terminated in accordance with sub-clause 6.4 (and without limiting any party’s right to claim damages), all obligations of the Sellers and the Purchaser under this

Agreement shall end (except for the provisions of clauses 17 (Announcements) and 18 (Confidentiality) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

6.6	Payment by or on behalf of the Purchaser for the amount stated in clause 5 (Consideration) in accordance with paragraph 1 of Part B (Purchaser’s obligations) of Schedule 3 (Completion Arrangements) shall constitute payment of the consideration for the Registered Shares and the Bearer Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and purchase).

7.	Warranties and Limitations

7.1	Each of the Sellers severally (and not jointly and severally) warrants to the Purchaser that each of the Warranties set out in paragraphs 1 and 2 of Schedule 4 (Warranties and Indemnity) is accurate in respect of himself only at the date of this Agreement. The Warranties set out in paragraphs 1 and 2 of Schedule 4 (Warranties and Indemnity) shall be repeated immediately prior to Completion by reference to the facts and circumstances then existing.

7.2	Each of the Sellers severally (and not jointly and severally) warrants to the Purchaser that each of the Warranties set out in paragraph 3 of Schedule 4 (Warranties and Indemnity) is accurate at the date of this Agreement.

7.3	The maximum liability of each of the Sellers in respect of any claim under the Warranties set out in paragraphs 1 and 2 of Schedule 4 (Warranties and Indemnity) and the Indemnity shall not exceed the aggregate amount of the Consideration received by or payable to such Seller, which amount is set out opposite each Seller’s name in Schedule 1 (The Sellers). The Warranties set out in set out in paragraph 3 of Schedule 4 (Warranties and Indemnity) shall expire following the execution of this Agreement and therefore no claim of any sort or on any basis may be made for breach of them and no breach of or non-compliance with such Warranties shall give the Purchaser any right to rescind or terminate this Agreement or otherwise not proceed to Completion save always in the event of fraud.

7.4	The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties and acknowledges that none of the Sellers, or any of their agents or advisers have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

7.5	No claim shall be brought against the Sellers under the Indemnity unless the Purchaser shall have given to the Sellers written notice of such claim, specifying in reasonable detail the matter which gives rise to the claim prior to the expiration of Working Hours on the seventh anniversary of Completion.

7.6	Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

8.	Purchaser’s warranties and undertakings

8.1	The Purchaser has the requisite power and authority to enter into and perform this Agreement.

8.2	The obligations of the Purchaser under this Agreement constitute binding obligations of the Purchaser in accordance with its terms.

8.3	The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement will not:

(A)	result in a material breach of any provision of the constitutional documents of the Purchaser;

(B)	result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound; or

(D)	require the consent of its shareholders or of any other person.

8.4	The Sellers shall not be liable to make any payment under this Agreement nor shall the Purchaser exercise any right of set-off or counter-claim against or otherwise withhold payment of any sums stated to be payable by the Purchaser to the Sellers or under any other agreement subsisting between them unless and until such liability has been agreed or adjudged payable in legal or arbitration proceedings.

8.5	The Purchaser undertakes that it shall make (or procure a Group Company makes) the payments to employees of the Employee Amount on the basis set out in Schedule 9 (Employee Payments).

9.	Guarantee

In consideration for the payment of £1 (the receipt and adequacy of which the Guarantor hereby acknowledges), the Guarantor hereby unconditionally and irrevocably guarantees to the Sellers the full, due and punctual payment by the Purchaser of all of its payment obligations under this Agreement and unconditionally and irrevocably guarantees to the Sellers the Purchaser’s compliance with all of its other obligations under this Agreement. The Guarantor shall be liable for all obligations of the Purchaser arising under this Agreement as if it were the primary obligor.

10.	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement (excluding, for the avoidance of doubt, the Warranties in paragraph 3 of

Schedule 4 (Warranties and Indemnity)) shall remain in full force and effect notwithstanding Completion.

11.	Remedies and waivers

11.1	Except as provided in clause 7 (Warranties and Limitations), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.

11.2	Except as provided in clause 7 (Warranties and Limitations), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.	Non-Compete

12.1	Each of the Sellers hereby undertakes with the Purchaser that he will not during the Restricted Period without the prior written consent of the Purchaser whether by himself, through his agents or otherwise and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

(A)	facilitate, carry on or be engaged or concerned or interested directly or indirectly in any business which competes with the Business as the same is conducted in the ordinary and usual course as at the Completion Date;

(B)	in competition with the Business within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services;

(C)	in competition with the Business, solicit business from or canvass any Customer or Prospective Customer in respect of Restricted Services;

(D)	in competition with the Group, accept orders for Restricted Services from any Customer or Prospective Customer;

(E)	interfere with the supply of goods or services to the Business from any Supplier where such interference inhibits the supply of such goods or services to the Business;

(F)	induce any Supplier of goods or services to the Business to cease or decline to supply such goods or services to the Business in the future or solicit such Supplier to supply such goods or services to him or any business in which he is interested where such supply to him inhibits the supply of such goods or services to the Business;

(G)	solicit or induce or endeavour to solicit or induce any person who on the Completion Date was a Key Employee of the Business to cease working for or providing services to the Business, whether or not any such person would thereby commit a breach of contract;

(H)	employ or otherwise engage in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services any person who was during the twelve months preceding the Completion Date employed or otherwise engaged by the Business.

12.2	The provisions of clause 12.1 shall not prevent any Seller from being the holder or controller of shares or other securities that are listed, quoted or dealt in on any recognised investment exchange (conferring not more than three per cent. in aggregate of the votes that would normally be cast at a general meeting of that company, such threshold being reached other than as a result of a reduction of capital by the company concerned) in a person that competes with the Business in the Restricted Area.

12.3	For the purposes of sub-clause 12.1, the Purchaser contracts as trustee and agent of each Group Company. The obligations undertaken pursuant to sub-clause 12.1 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Purchaser. Each of the Sellers agrees that if required to do so by the Purchaser, he shall enter into covenants in the same terms as those set out in this clause 12 directly with the relevant Group Company.

12.4	Each of the Sellers hereby undertakes with the Purchaser that he will not at any time after Completion in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with any Group Company to its detriment save to the extent required to perform his obligations under any contract of employment subsisting between any Seller and any Group Company after Completion.

12.5	Each undertaking contained in sub-clause 12.1 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof as appropriate, shall continue to bind the Sellers.

12.6	While the restrictions in this clause 12 (on which each of the Sellers has had the opportunity to take independent advice, as each of the Sellers hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Group or any Group

Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

12.7	Having taken independent advice each of the Sellers agrees that restrictions in clause 12 should apply for a period of five years from and immediately after the Completion Date (the “Restricted Period”) and that this period is necessary and reasonable in all the circumstances to protect the goodwill, knowhow, trade secrets, reputation, contacts and relationships with employees, suppliers and customers of the Business.

12.8	If, however, the period referred to in sub-clause 12.7 is found to be unenforceable by a court of competent jurisdiction, the parties agree that the shorter period of three years shall be substituted as the Restricted Period for the purposes of this Agreement.

13.	Assignment

13.1	No Seller shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement together with any causes of action arising hereunder.

13.2	The Purchaser may assign all or any part of the benefit of, or its rights or benefits under, this Agreement together with any causes of action arising hereunder to any member of the Purchaser’s Group and shall notify the Sellers of any such assignment or purported assignment provided that any such member of the Purchaser’s Group (the “assignee”) must assign back its rights to another member of the Purchaser’s Group in the event that the assignee should cease to be a member of the Purchaser’s Group.

14.	Further assurance

Insofar as it is able to do so after Completion, the Sellers shall, on being required to do so by the Purchaser, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the Purchaser may reasonably consider necessary for vesting the Registered Shares and the Bearer Shares in the Purchaser in accordance with the terms of this Agreement.

15.	Entire Agreement

15.1	This Agreement constitutes the whole and only agreement between the parties relating to the sale and purchase of the Registered Shares and the Bearer Shares. In entering into this Agreement, each party acknowledges that it is not relying upon any pre-contractual statement that is not expressly set out herein.

15.2	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated.

15.3	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

15.4	This Agreement may only be varied in writing signed by each of the parties.

16.	Notices

16.1	A notice under this Agreement shall only be effective if it is in writing. Faxes are permitted.

16.2	Notices under this Agreement shall be sent to a party to this Agreement at its address or facsimile number and for the attention of the individual set out below:

Party	Fax no.	Address

David Babai	None	The Penthouse 13 Pelican Wharf Watting Wall London E1W 3SL

Uzi Kattan	None	Flat 49 New Crane Wharf 8 New Crane Place London E1W 3TX

Edward Faith	None	Melodies Oxhey Lane Pinner Middlesex HA5 4AL

Murray Sweet	None	12 Astons Road Northwood Middlesex HA6 2LD

Bernard Bialylew	None	10d Golden Heights 2 Seymour Road Hong Kong

The Purchaser FAO: General Counsel – Cendant Europe	+44 20 8762 6631	Landmark House Hammersmith Bridge Road London W6 9EJ

Cendant Corporation FAO: General Counsel – Cendant Europe	+44 20 8762 6631	9 West 57th Street New York NY USA

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

16.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post, two clear Business Days after the date of posting; and

(C)	if sent by facsimile, when despatched.

16.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.5	The provisions of this clause shall not apply in relation to the service of Service Documents.

17.	Announcements

17.1	The parties hereby agree to the release of the Press Announcement immediately following the execution of this Agreement.

17.2	Save for the Press Announcement, no announcement concerning the sale of the Registered Shares and the Bearer Shares or any ancillary matter shall be made by either party to this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause 17.3.

17.3	Either party may, after consultation with the other party make an announcement concerning the sale of the Registered Shares and the Bearer Shares or any ancillary matter if required by:

(A)	law; or

(B)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated,

in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.

17.4	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

18.	Confidentiality

18.1	Each party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; or

(D)	the other party.

18.2	Notwithstanding the other provisions of this clause, either party may disclose confidential information:

(A)	if and to the extent required by law;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject wherever situated;

(C)	to its professional advisers, auditors and bankers on a need to know basis provided that each person to whom disclosure is made is advised of the confidentiality obligations under this Agreement and agrees to be bound thereby;

(D)	if and to the extent the information has come into the public domain through no fault of that party; or

(E)	if and to the extent the other party has given prior written consent to the disclosure.

Any information to be disclosed pursuant to this sub-clause 18.2 shall be disclosed only after consultation with the other party.

18.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

19.	Costs and expenses

19.1	Except as otherwise stated in any other provision of this Agreement, each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Registered Shares and the Bearer Shares and the preparation, execution and carrying into effect of this Agreement, and all other documents referred to in this Agreement.

19.2	Any costs or expenses of whatever nature arising out of or in connection with the sale and purchase of the Registered Shares and the Bearer Shares incurred by any member of the Group shall be borne by the Sellers.

20.	Counterparts

20.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

20.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

21.	Contracts (Rights of Third Parties) Act 1999

Save as otherwise expressly provided in this Agreement, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement. Notwithstanding the foregoing, any benefits conferred by this Agreement on any third party by virtue of such statute, the parties to this Agreement may agree to vary or rescind this Agreement without any such third party’s consent.

22.	Termination

22.1	This Agreement may be terminated as follows:

(A)	by mutual written consent of the parties;

(B)	by the Purchaser if any Seller is in material breach of a Warranty set out in paragraphs 1 or 2 of Schedule 4 (Warranties and Indemnity) where such breach, if capable of cure or remedy, is not cured or remedied within 5 Business Days of receipt of notice of such breach;

(C)	by either party (provided the same is not in breach of its obligations under this Agreement) if Completion has not occurred by 30 June 2005; or

(D)	by the Purchaser at any time if any of the conditions set out in Schedule 2 (Conditions to Completion) becomes incapable of satisfaction.

22.2	If this Agreement terminates in accordance with sub-clause 22.1 and without limiting any party’s right to claim damages all obligations of the parties under this Agreement shall end (except for the provisions of clauses 17 (Announcements), 18 (Confidentiality)) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

23.	Choice of governing law

This Agreement shall be governed by and construed in accordance with English law.

24.	Jurisdiction

24.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

24.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

24.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

25.	Agent for service

25.1	Each Seller irrevocably appoints Trusec Limited of 2 Lambs Passage, London EC1Y 8BB to be its agent for the receipt of service of process in England. Each Seller agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

25.2	Cendant Corporation irrevocably appoints Cendant Europe Limited (Attn: General Counsel) of Landmark House, Hammersmith Bridge Road, London W6 9EJ to be its agent for the receipt of service of process in England. Cendant Corporation agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

25.3	Any Service Document shall be deemed to have been duly served if marked for the attention of the address of the relevant agent appointed under sub-clause 25.1 or 25.2 (as the case may be) or such other address within England and Wales as may be notified to the party wishing to serve the Document and:

(A)	left at the specified address; or

(B)	sent to the specified address by first class post.

In the case of (A), the Service Document will be deemed to have been duly served when it is left. In the case of (B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.

25.4	If the agent appointed under sub-clauses 25.1 or 25.2 at any time ceases for any reason to act as such for the relevant party, that party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the other parties shall be entitled by notice to that party to appoint a replacement agent to act on that party’s behalf. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

25.5	A copy of any Service Document served on an agent shall be sent by post to the party that appointed the relevant agent. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

25.6	“Service Document” means a claim form, application notice, order or judgment or other document relating to any Proceedings.

Schedule 1
(The Sellers)

	Donvand		Octopus

Name	Registered	Bearer	Registered	Bearer	Proportion of
	Shares	Shares	Shares	Shares	Initial
					Consideration

David Babai	10,000,000	10,000,000	15,399,928	15,399,928	44.56%

Uzi Kattan	5,000,000	5,000,000	7,699,964	7,699,964	22.28%

Edward Faith	5,000,000	5,000,000	7,699,964	7,699,964	22.28%

Murray Sweet	1,219,512	0	1,878,040	0	5.44%

Bernard Bialylew	1,219,512	0	1,878,040	0	5.44%

Schedule 2
(Conditions to Completion)

1.	(A)	A notification having been made to the German Federal Cartel Office (Bundeskartellamt), and the Federal Cartel Office, within one month from its receipt of the complete notification, either having affirmatively given clearance, or having not given notice that it has initiated main examination proceedings (Hauptprûfuverfahren) under Section 40 of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen).

(B)	A notification having been made to the Norwegian Competition Authority and the Norwegian Competition Authority within 15 working days from receipt of a short form notification not having required submission of a complete notification, pursuant to the Norwegian Competition Act, No. 65 of June 11, 1993.

2.	Each of the Warranties set out in paragraphs 1 and 2 of Schedule 4 (Warranties and Indemnity) remaining true when repeated immediately prior to Completion in all material respects.

3.	None of the Sellers having wilfully and knowingly (i) taken any action or (ii) expressly authorised or permitted any Group Company to take any action which is referred to in paragraphs 1 to 3 (inclusive), 5, or 7 to 10 (inclusive) of Schedule 6 (Restricted Actions) and which is a breach of clause 4.1 and which also is an action which should have been reasonably foreseen by the Sellers as being reasonably probable to have a material adverse effect on the Group taken as a whole where “material adverse effect” means an effect which reduces the assets of the Group by £20,000,000 or more or the prospective profits of the Group by £1,000,000 per annum or more.

Schedule 3
(Completion Arrangements)

Part A (Seller’s obligations)

At Completion, each of the Sellers shall:

1.	deliver or procure the delivery to the Purchaser or the Purchaser’s Solicitors:

(A)	duly executed transfers in favour of the Purchaser together with the share certificates in respect of the Registered Shares set opposite his name in Schedule 1 (The Sellers).

(B)	the warrant in respect of the Bearer Shares set opposite his name in Schedule 1 (The Sellers).

(C)	certified copies of any power of attorney under which any document required to be delivered under this Schedule 3 has been executed.

(D)	evidence in a form satisfactory to the Purchase of the termination of the Shareholders’ Agreements with a release and waiver of any and all claims against any Group Company in relation thereto.

2.	deliver to the Purchaser (or make available to the Purchaser at the registered office of the Companies) the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of both Donvand and Octopus;

3.	to the extent required by the Purchaser procure the present directors and secretary of the Companies to resign their offices without prejudice to any rights which they may have under any contract of employment with any member of the Group or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph 5 of this Schedule;

4.	if required by the Purchaser, procure the present auditors of Donvand and Octopus to resign their office as such to take effect as at the Completion Date, and to deposit at the registered office of the Companies a letter notifying their resignation and containing a statement pursuant to section 394(1) Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors; and

5.	procure board meetings of Donvand and Octopus to be held at which each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct, such appointments to take effect immediately after Completion and the resignations of the directors and Secretary referred to in paragraph 3 of this Schedule shall be tendered and accepted so as to take effect at the close of the meeting and procure that minutes of each duly held board meeting, certified as correct by the secretary of the relevant Company, are delivered to the Purchaser’s Solicitors.

Part B (Purchaser’s obligations)

1.	At Completion, the Purchaser shall:

(A)	pay to the bank account of the Sellers’ Jersey Solicitors the Initial Consideration by telegraphic transfer for same day value;

(B)	pay to the bank account of the Escrow Agent, the Escrow Sum set out in paragraph 1.1 of Schedule 9 (Price Adjustment) by telegraphic transfer for same day value;

(C)	deliver to the Sellers copies (certified by the secretary of the Purchaser and the Guarantor to be a true copies of resolutions in force at Completion) of the resolutions of the directors of the Purchaser and the Guarantor authorising the execution by the Purchaser and the Guarantor of this Agreement.

Schedule 4
(Warranties and Indemnity)

Part A - Warranties

1.	Ownership of the Registered Shares and the Bearer Shares

1.1	Each Seller is the legal and beneficial owner of the Registered Shares and the sole holder the Bearer Shares set opposite his name in Schedule 1 (The Sellers).

1.2	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Registered Shares or the Bearer Shares held by each of the Sellers and there is no agreement or commitment to give or create any and, so far as each Seller is aware, no claim has been made by any person to be entitled to any.

1.3	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer of any share capital or any other security giving rise to a right over, or an interest in, the share capital of Donvand or of Octopus under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.4	The Registered Shares and the Bearer Shares comprise the whole of the issued and allotted share capital of the Companies, have been properly and validly issued and allotted and are each fully paid. No person has the right (exercisable now or in the future or whether contingent or not) to call for the issue of any share or loan capital in either of the Companies.

1.5	The information contained in Schedule 5 (Basic Information) is true and accurate.

2.	Capacity of the Seller

2.1	Each Seller has the requisite power and authority to enter into and perform this Agreement.

2.2	The obligations of each Seller under this Agreement constitute binding obligations in accordance with its terms.

2.3	The execution and delivery of, and the performance by each Seller of his obligations under, this Agreement have been duly authorised by all necessary action on the part of each Seller.

3.	Other

3.1	The Accounts were prepared in accordance with accountancy practices, principles and standards generally accepted in the United Kingdom in the period covered by the Accounts and show a true and fair view of the state of affairs of each of the Companies as at the Accounts Date and of its profits for the period ended on that date.

3.2	Save as fairly disclosed to the Purchaser, and other than as referred to in Part A of Schedule 7 (Disclosures), there exists no agreement, understanding or arrangement of any nature between any Group Company on the one hand and any shareholder or Affiliate of the Seller (not being a Group Company) on the other nor, since the Accounts Date, and other than as disclosed in Schedule 7 (Disclosure), has any Seller or any Affiliate of any Seller received any payment from or been involved in any transaction with any Group Company.

3.3	Save as fairly disclosed to the Purchaser, each of the subsidiaries of the Companies as shown in the Accounts is wholly owned and there is no agreement, or arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares or interest therein or debentures or any securities in any such company and, save as set out in the Accounts, no member of the Group has any interest in the share capital of any other body corporate.

3.4	Save as fairly disclosed to the Purchaser, since the Accounts Date, no Group Company has acquired or disposed of or agreed to acquire or dispose of any material assets or assumed or incurred or agreed to assume to incur any material liabilities (including contingent liabilities) and nor is any Group Company engaged any Litigation or has any notice of any Litigation been received, in each such case where such Litigation is for an amount claimed in excess of £200,000. Further, the assets agreed to be acquired pursuant to an asset purchase agreement between Travel Bound, Inc. and GTA North America, Inc. dated as of 30 December 2003 were acquired in accordance with the terms of such agreement, and no assets (and none of the rights to such assets) acquired thereunder have been disposed of or otherwise transferred to any person other than a Group Company, and there is no agreement for the disposal or transfer of any such assets or the rights relating to such assets.

3.5	Save as fairly disclosed to the Purchaser, the Sellers are not aware of any invalidity or grounds for invalidity or grounds for determination, rescission, avoidance or repudiation of any material contract, being for these purposes a subsisting contract containing committed expenditure by or committed revenue to any Group Company for an amount in excess of £1,000,000 or which may be terminated after service of not less than twelve months’ notice.

3.6	No Group Company or any of its officers or employees (acting or purporting to be acting in any capacity for or in the course of employment) has made or paid or offered to make or pay any bribe or other improper payment to any person.

3.7	Save as fairly disclosed to the Purchaser and so far as the Sellers are aware, each Group Company has made or caused to be made all proper returns to any relevant Tax Authority within the last three years. Save as fairly disclosed to the Purchaser, so far as the Sellers are aware, there is no dispute or disagreement outstanding with any Tax Authority regarding any liability or potential liability to Tax that is recoverable from any Group Company or regarding the availability of any relief from Tax to any Group Company.

Part B - Indemnity

1.	Tax Indemnity

1.1	In consideration of entering into this Agreement and payment of the Consideration and subject to paragraph 1.10 below each of the Sellers as Shareholders severally covenants to pay the Purchaser (as partial repayment of the consideration for the shares) an amount equal to:

(A)	any Tax on his income arising in or payable by a Group Company as a result of the Reorganisation or entering into or Completion of this Agreement or the sale of the Registered Shares and Bearer Shares;

(B)	any corporation tax arising on receipt of any sum paid under paragraph 1.1(A); and

(C)	any reasonable costs and expenses incurred by the Purchaser or a Group Company as a result of taking action pursuant to paragraph 1.3 below (including any additional liability to tax)

up to and not exceeding the aggregate amount set against his name in paragraphs 1.9 and 1.10 of this Part B.

1.2	All payments under paragraph 1.1 or 1.10 of this Part B shall be made on the later of 3 Business Days before the due date for payment of such Tax (assuming no appeals or applications for postponement of tax) and 3 Business Days of a formal demand from the Purchaser. Any payment not made by the Seller on the date specified in this paragraph 1.3 shall carry interest at 1 per cent. above the base rate of Barclays Bank PLC from such date until payment.

1.3	Upon the Purchaser becoming aware that Tax is likely to arise in a Group Company as a result of any of the matters referred to in paragraph 1.1(A) above the Purchaser shall:

(A)	promptly notify the Sellers by written notice as soon as it appears to the Purchaser that any such Tax might be arising;

(B)	take such action and give such information and access to personnel, premises, documents and records to the Sellers and its professional advisers as the Sellers may reasonably request and the Sellers shall be entitled to require the Purchaser to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim by a Tax Authority that such Tax might be arising or apply for the postponement of payment of tax as the Sellers reasonably request;

(C)	at the request of the Sellers, allow the Sellers to take the sole conduct of such actions as the Sellers may deem appropriate in connection with any such Tax arising in the name of the Purchaser or the relevant Group Company and in that connection, the Purchaser shall give or cause to be given to the Sellers all such assistance as the Sellers may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any claim by a Tax Authority that such Tax might be arising and shall instruct such professional advisers as the Seller may nominate to act on behalf of the Purchaser or the Group Company, as appropriate, but to act in accordance with the Sellers’ reasonable instructions; and

(D)	make no admission of liability, agreement, settlement or compromise with any Tax Authority without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed) and the Purchaser expressly hereby acknowledges that the Seller shall be entitled at any stage at its sole discretion to settle any claim with any Tax Authority.

1.4	Where the Sellers assume conduct of any matter under paragraph 1.3 above, the Sellers shall keep the Purchaser fully informed of all matters known to them, shall provide the Purchaser with copies of all documents and correspondence relating to the disputed claim and shall regularly consult with the Purchaser in respect of such matters.

1.5	The Sellers shall nominate a single tax adviser to act for all of them under this Schedule 4 Part B and shall provide details of such tax adviser at Completion (and shall notify any changes of the tax adviser from time to time). All directions, instructions and requests given by the Sellers under paragraph 1.3 shall be given exclusively by such adviser and the Purchaser shall be under no obligation to act in accordance with the directions, instructions or requests given by any person other than the adviser (including directions or requests given by any Seller) nor shall the Purchaser be under any obligation to provide access or information to any person other than such adviser. References in paragraph 1.3, 1.4 and 1.7 to a Seller or Sellers shall be read as references to such adviser.

1.6	Notwithstanding any other provision in this Schedule 4 Part B the Purchaser and the Group Companies shall be free to comply with any provisions of law or recognised accounting practice. In particular (and without prejudice to the generality of the foregoing) if the Purchaser acting reasonably (and having taken appropriate professional advice) comes to the view that a Group Company must report the Reorganisation for tax purposes in a particular manner including as involving the issue of employment related, restricted or convertible securities it shall be free to do so provided that before filing on such basis the Purchaser will consult with the tax adviser nominated by the Sellers under paragraph 1.5.

1.7	Paragraph 1.3 shall not apply in respect of any claim:

(A)	to the extent that it would involve the relevant Group Member contesting any claim before any court or other appellate body unless Tax Counsel (of at least 10 years experience) opines, in writing, that an appeal against the claim in question will, on the balance of probabilities, be won; and

(B)	if within 15 Business Days or 10 Business Days in a case where there is a time limit for appeal following the Sellers’ receipt of written notice of the claim from the Purchaser in accordance with paragraph 1.3, the Sellers do not request that the Purchaser or the relevant Group Member take any action under paragraph 1.3 the Purchaser or the relevant Group Member shall (without prejudice to the Purchaser’s rights under this

Schedule) be free to pay or settle the Claim on such terms as it may, in its absolute discretion, consider fit.

1.8	The Sellers each severally covenant with the Purchaser to pay all taxes due in respect of the disposal of their Shares for which they are directly assessed.

1.9	The amounts referred to in paragraph 1.1 are:

(A)	Mr. Babai	£31.5m

(B)	Mr. Kattan	£15.75m

(C)	Mr. Faith	£15.75m

(D)	Mr. Bailylew	£18.5m

provided that, Mr. Bailylew’s liability shall be guaranteed by Mr. Babai, Mr. Kattan and Mr. Faith (severally and in addition to the sums referred to in paragraphs (A), (B) and (C) of this paragraph 1.9) in the proportions 50:25:25.

1.10	In respect of Tax on Mr. Sweet’s income falling within paragraph 1.1(A) above amounts shall be paid by the following Sellers as set out below:

(A)	Mr. Sweet shall pay 10 ÷18.5 x 100% but subject to a maximum of £10m less any tax paid by Mr. Sweet to the Inland Revenue in respect of the sale of the Shares;

(B)	Mr. Babai shall pay (in addition to the amount referred to in paragraph 1.9) 4.25 ÷ 18.5 x 100% but subject to a maximum of £4.25m;

(C)	each of Mr. Kattan and Mr. Faith shall severally pay (in addition to the amount referred to in paragraph 1.9) 2.125 ÷18.5 x 10% but subject to a maximum of £2.125m each.

(D)	In this paragraph 1 of this Part B, “Tax” means income tax or national insurance contributions.

1.11	In this paragraph 1 of this Part B, “Tax” means income tax or national insurance contributions.

Schedule 5
(Basic Information)

Donvand Limited

1.	Registered number	:	1213718

2.	Date of incorporation	:	23 May 1975

3.	Place of incorporation	:	United Kingdom

4.	Address of registered office	:	54 Welbeck Street
London W1G 9XS

5.	Authorised share capital	:	£250,000 and US$2,000 comprising:

20,000,000 new ordinary shares of US$0.0001 each;
10,000,000 AA deferred shares of £0.0005 each;
5,000,000 BB deferred shares of £0.0005 each;
5,000,000 CC deferred shares of £0.0005 each;
1,219,512 A deferred shares of £0.0005 each;
1,219,512 B deferred shares of £0.0005 each;
1,951,220 ordinary shares of £0.0005 each; and
25,609,756 unclassified shares of £0.0005 each.

6.	Issued share capital	:	20,000,000 new ordinary shares of US$0.0001 each;
10,000,000 AA deferred shares of £0.0005 each;
5,000,000 BB deferred shares of £0.0005 each;
5,000,000 CC deferred shares of £0.0005 each;
1,219,512 A deferred shares of £0.0005 each;
1,219,512 B deferred shares of £0.0005 each.

7.	Directors:

Full name

David Babai

Edward Faith

Uzi Kattan

Murray Sweet

8.	Secretary:

Full name

Uzi Kattan

9.	Accounting reference date	:	31 December

10.	Auditors	:	Deloitte & Touche

Octopustravel Group Limited

1.	Registered number	:	3879759

2.	Date of incorporation	:	18 November 1999

3.	Place of incorporation	:	United Kingdom

4.	Address of registered office	:	54 Welbeck Street
London W1G 9XS

5.	Authorised share capital	:	£200,000 and US$3,080 comprising:

30,800,000 new ordinary shares of US$0.0001 each;
15,399,928 AA deferred shares of £0.0005 each;
7,699,964 BB deferred shares of £0.0005 each;
7,699,964 CC deferred shares of £0.0005 each;
1,878,040 D ordinary shares of £0.0005 each;
1,878,040 E ordinary shares of £0.0005 each;
3,004,864 ordinary shares of £0.0005 each
2,439,200 unclassified shares of £0.0005 each.

6.	Issued share capital	:	30,799,856 new ordinary shares of US$0.0001 each;
15,399,928 AA deferred shares of £0.0005 each;
7,699,964 BB deferred shares of £0.0005 each;
7,699,964 CC deferred shares of £0.0005 each;
1,878,040 D ordinary shares of £0.0005 each;
1,878,040 E ordinary shares of £0.0005 each.

7.	Directors:

Full Name

David Babai

Edward Faith

Uzi Kattan

Murray Sweet

11.	Secretary:

Full Name

Uzi Kattan

12.	Accounting reference date	:	31 December

13.	Auditors	:	Deloitte & Touche

Schedule 6
(Restricted Actions)

1.	Except expressly as regards the proposed restructuring of GTA Data Services India Limited, Gullivers Travel Associates (Thailand) Limited or OctopusTravel Limited (Thailand), any other transfer by any means of any or all of the shares in any Group Company or variation, creation, increase, reorganisation, consolidation, subdivision, conversion, reduction, redemption, repurchase, redesignation or other alteration of the authorised or issued share or loan capital of any Group Company or the variation, modification, abrogation or grant of any rights attaching to any such share or loan capital.

2.	The entry into or creation by any Group Company thereof of any agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, transfer, redemption or repayment of, any shares in the capital of any Group Company (including, without limitation, an option or right of pre-emption or conversion).

3.	The reduction, capitalisation, repayment or distribution of any amount standing to the credit of the share capital, share premium account, capital redemption reserve or any other reserve of any Group Company, or the reduction of any uncalled liability in respect of partly paid shares of any Group Company. The recommendation, declaration or making of any dividend or other distribution of profits, assets or reserves other than by any Group Company.

4.	The convening of any general meeting of any Group Company. The alteration of the memorandum or articles of association or other applicable constitutional document of any Group Company.

5.	Acquisitions or disposals by any means (including, without limitation, by lease or licence) by any Group Company of (i) any asset or assets in any single transaction or series of related transactions with an aggregate value of £1,000,000 or more (based on lower of market and net book value) but excluding the acquisition of not more than £1,500,000 of computer hardware from IBM prior to Completion; or (ii) any interest in real property material in the context of the Group taken as a whole (which, for the avoidance of doubt, excludes any proposed arrangements regarding the lease of premises in Beijing for an annual rental payment of less than £1,000,000 or any other lease arrangements with an annual rental payment of less than £1,000,000).

6.	Other than the appointment of Deloitte & Touche to act as auditors of any Group Company and the corresponding replacement of any existing auditors of any relevant Group Company at the date of this Agreement, the removal or appointment of the auditors to any Group Company for any other purpose. The alteration of the accounting reference date of any Group Company or the alteration of the accounting policies or practices of any Group Company except as required by law or to comply with a new applicable accounting standard.

7.	Excluding for these purposes any Octopus affiliate or Octopus franchise arrangements, (i) the entry into, amendment, variation, supplement or termination of any agreement or arrangement which confers exclusive rights or obligations of any nature whatsoever on any Group Company in circumstances which would restrict the Business in a manner material to the Group taken as a whole or which the Sellers should reasonably have been aware would restrict the Business from conducting any business with any of Cendant’s travel related businesses namely: Avis, Budget, Cendant Hotel Group, Cendant Timeshare division and Cendant Travel Distribution services division, the Cendant Travel business (comprising the Cendant Car Rental Group, the Cendant Hotel Group and the Cendant Travel Distribution Services Group) in a manner material to the Cendant Travel business taken as a whole; or (ii) the entry into, amendment, variation, supplement or termination of any agreement where such amendment, variation, supplement or termination would cause such Group Company to incur committed expenditure in an amount in excess of £1,000,000 or vary the amount of a committed payment to be received by a such Group Company by an amount in excess of £1,000,000.

8.	The creation, otherwise than by operation of law, of any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or other type of agreement or arrangement having similar effect over any uncalled capital of, or any other asset of any Group Company or the giving of any guarantee, indemnity or security, or the entry into of any agreement or arrangement having a similar effect by any Group Company or the assumption, otherwise than by operation of law, by any Group Company of any liability, whether actual or contingent, in respect of any obligation of any person in any circumstances where any such security interest, guarantee, indemnity or arrangement having similar effect is for an amount in excess of £1,000,000.

9.	Excluding for these purposes (i) the incurring of any trade credit in the ordinary course of business, (ii) any currency or interest rate hedging activities in the ordinary course of business, (iii) any bonding arrangements required for regulatory or other purposes in the ordinary course of business or (iv) any drawdown under financial facilities available at the date of this Agreement to any Group Company, the incurring, or the entry by any Group Company into any agreement or facility to obtain, any borrowing, advance, credit or finance or any other indebtedness or liability in the nature of borrowing. Any response to the taking of steps by the creditors of any Group Company to liquidate it.

10.	The entry into, termination or variation of any employment or consultancy agreement or arrangement, in respect of which annual payments of basic salary or consultancy fees exceed £100,000, including, without limitation, any variation of the remuneration or other benefits under such agreement or arrangement, save for any increase in emoluments payable in the ordinary course.

Schedule 7
(Disclosures)

Part A

1.	Totalstay Limited

Group Companies contract with Totalstay Limited in respect of, inter alia, the provision of websites for the Business and the sale of products of the Business. Totalstay Limited is owned by the daughter and son-in-law of David Babai.

2.	Hotelpronto

Group Companies contract with Hotelpronto in respect of, inter alia, the sale of products of the Business. Hotelpronto is the trading name of a business owned by the daughter and son-in-law of David Babai.

3.	Aladdin Limited

Group Companies contract with Aladdin Limited, a company carrying on business in Israel, in respect of, inter alia, the hosting of websites for the Business, the translation of certain languages for use by the Business, the sale of products of the Business and is a trade customer of the Group. Aladdin Limited is owned by the nephew of David Babai.

4.	Ron Orgin

Ron Orgin is an employee of a Group Company and is based in London with a current basic salary of £41,500 per annum. Ron Orgin is the brother-in-law of Edward Faith.

5.	Mandy Babai

Mandy Babai is an employee of a Group Company and is based in London with a current basic salary of £47,000 per annum. Mandy Babai is the wife of David Babai.

6.	Joseph Babai

Joseph Babai assists the Group with its accounting and is based in London. He is not on the payroll of a Group Company and does not receive remuneration for his assistance.

7.	Employment Contracts and Service Agreements

7.1	Each of the Sellers is an employee of a Group Company and each of Sellers (other than Bernard Bialylew) is a director of Donvand and Octopus. Bernard Bialylew is a director of certain other Group Companies.

7.2	There are no written contracts of employment or written service agreements in respect of David Babai, Edward Faith and Uzi Kattan. Certain details as to the terms and conditions of employment have been disclosed to the Purchaser. Details of remuneration since the Last Accounts Date are as set out in Part B of this Schedule. Other terms include private medical insurance and death in service benefit for each of David Babai, Edward Faith and Uzi Kattan and their respective families, petrol and car maintenance allowances for each of David Babai and Edward Faith.

7.3	Murray Sweet has a service contract with Donvand dated 13 November 2000, a copy of which has been disclosed to the Purchaser. Details of remuneration since the Last Accounts Date are as set out in Part B of this Schedule. Other terms include:

(i)	a notice period of 12 months from the date of written notice from either party expiring on the earliest of 13 November 2006 or any time thereafter;

(ii)	motor car allowance up to a maximum purchase price of £40,000 and specified associated expenses (in lieu of part of annual salary);

(iii)	a contribution of £2,600 index linked per annum towards insurance scheme for the benefit of Murray Sweet;

(iv)	private medical insurance for Murray Sweet’s family (including his mother); and

(v)	death in service benefit of four times salary up to the statutory cap.

7.4	Bernard Bialylew has a service contract with Donvand dated 13 November 2000, a copy of which has been disclosed to the Purchaser. Bernard Bialylew currently works in Hong Kong but remains employed by a Group Company on the same terms and conditions as set out in the service contract other than remuneration and where amendment is necessary to reflect his change in location. Details of remuneration since the Last Accounts Date are as set out in Part B of this Schedule. Other terms include:

(i)	a notice period of 12 months from the date of written notice from either party expiring on the earliest of 13 November 2005 or any time thereafter;

(ii)	motor car allowance up to a maximum purchase price of £30,000 and certain associated expenses; and

(iii)	premium payments or contributions of up to £25,000 to any life, permanent health, medical expenses or similar insurance scheme or approved personal pension scheme arranged by Bernard Bialylew in his name (the whole or the balance of which may be received by Bernard Bialylew at his election as additional salary).

Schedule 8
(Price Adjustment)

1.	Escrow Arrangements

1.1	At Completion £50 million (the “Escrow Sum”), shall be paid into such escrow account (“Escrow Account”) with such person to act as escrow agent (“Escrow Agent”) as the parties may agree (or in the absence of agreement, Slaughter and May) and hold the Escrow Sum on behalf of the Sellers and the Purchaser as Stakeholder.

1.2	The Escrow Agent will hold the Escrow Sum (subject to any payments made therefrom pursuant to this paragraph 1) in the Escrow Account until all amounts payable pursuant to this Schedule 8 have been paid.

1.3	Forthwith following the determination of EBITDA (as determined below) the Sellers and the Purchaser will instruct the Escrow Agent to pay to the Purchaser the Escrow Sum if EBITDA is less than £45 million and to pay to the Sellers the Escrow Sum if EBITDA is equal to or greater than £45 million.

1.4	All interest accumulated on sums payable to the Sellers or the Purchaser pursuant to the escrow arrangements set out in this paragraph 1 accumulate for the benefit of the recipient.

2.	Completion Accounts

2.1	The Sellers (up to completion) and the Purchaser (after Completion) shall procure that finalised accounts of the Companies for the year ended 31 December 2004 are prepared and audited as soon as practical.

2.2	The Purchaser shall procure that as soon as possible, and in any event within 20 Business Days of the audited financials of the Companies being signed off by the relevant statutory auditors, it shall deliver to the Sellers a draft consolidated Completion Balance Sheet (the “Draft Completion Balance Sheet") of the Group and a Draft Statement of EBITDA will be prepared by it in accordance with the Accounting Principles. The Purchaser shall instruct a firm of independent accountants of international repute to review the draft Completion Balance Sheet and then issue a certificate with the Draft Completion Balance Sheet and Draft Statement of EBITDA confirming that the Draft Completion Balance Sheet and the Draft Statement of EBITDA has been prepared substantially in accordance with the Accounting Principles.

2.3	The Sellers and their accountants shall be entitled to review the Draft Completion Balance Sheet and the Draft Statement of EBITDA for a period of 30 Business Days following receipt from the Purchaser.

2.4	The Purchasers shall provide or procure the provision of, to the Sellers and their accountants such information as the Sellers and their accountants shall reasonably require and allow the Sellers and their accountants access to the Companies and their books and records (at reasonable times and upon reasonable notice), and procure access to the auditors, including, without limitation, access to the auditors’ working papers in each case insofar as is reasonably required for the analysis and verification of the Draft Completion Balance Sheet and the Draft Statement of EBITDA.

2.5	At or before the end of the period of 30 Business days referred to in paragraph 2.3, the Sellers’ Representative shall either:-

(A)	notify the Purchaser that the Sellers accept the Draft Completion Balance Sheet and Draft Statement of EBITDA in its entirety, in which case the Draft Completion Balance Sheet shall constitute the Completion Balance Sheet (“Completion Balance Sheet”) and the Draft Statement of EBITDA shall be as set out therein shall be final and binding on both parties; or

(B)	deliver to the Purchaser written notice of those items and, where practicable, the amount in the Draft Completion Balance Sheet and the Draft Statement of EBITDA which they dispute (the “Disputed Items").

2.6	If the Sellers deliver a notice under paragraph 2.5 then the parties shall use their respective reasonable endeavours to agree the Disputed Items within 10 Business Days, or such longer period as may be agreed between the parties, failing which agreement, those Disputed Items which have not been agreed between the parties (“Unresolved Disputed Items") shall be referred for final binding determination to such firm of independent accountants of international standing as the Sellers’ Representative and the Purchaser may agree or, in the absence of agreement within 10 Business Days following the expiry of such 10 Business Day period, or longer period as agreed between the parties, as may be selected at the request of either the Sellers or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales (the “Expert"), with instructions that the Expert render his decision on the Unresolved Disputed Items (and any matters specifically relating thereto) and notify it to the Sellers and the Purchaser within 20 Business Days of the Expert accepting such referral. In each case, the Expert so selected (either by the parties or otherwise) shall act as expert and not as arbitrator and the Unresolved Disputed Items will be determined by the Expert in accordance with the Accounting Principles, and such adjustments as are required to be made as a result of the Expert’s determination of such Unresolved Disputed Items shall be made to the Draft Completion Balance Sheet and the Draft Statement of EBITDA which shall then constitute the Completion Balance Sheet and the Statement of EBITDA shall be as set out therein. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Sellers. The costs of the Expert shall be paid as to one half by the Sellers and as to one half by the Purchaser equally. Each of the Sellers and the Purchaser shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including by their respective auditors and, in the case of the Purchaser, such business records and accounts of the Group in the possession, custody or control of the Purchaser which the Expert shall consider necessary.

2.7	In the event that the accounts of the Companies for the year ended 31 December 2004 are prepared, audited and finalised prior to Completion, then the rights and obligations of the Purchaser and of the Seller under the paragraphs 2.2 to 2.6 inclusive shall be deemed to be reversed with the obligation to prepare (or procure the preparation of) the Draft Completion Balance Sheet falling on the Sellers for review by the Purchaser.

3.	Adjustment Amount

3.1	The Deferred Consideration will be calculated on the basis that if EBITDA exceeds £45 million it will be £50 million and if EBITDA is less than £45 million it will be zero.

3.2	Payments of Deferred Consideration shall be made from the Escrow Account as set out in paragraph 1.3 of this Schedule.

3.3	Payments of Deferred Consideration shall be made by telegraphic transfer of funds for same day value to the Sellers’ Jersey Solicitors within 14 days of the determination of EBITDA and payment of such Deferred Consideration to the Sellers’ Jersey Solicitors shall constitute good discharge to the Purchaser in respect of it.

4.	2005 Deferred Consideration

4.1	Following the end of the financial year ended 31 December 2005, the Purchaser shall prepare consolidated accounts of the Group Companies.

4.2	The Purchaser shall procure that as soon as possible, and in any event within 20 Business Days of the audited financials of the Group for the financial period ended 31 December 2005 being signed off by the relevant statutory auditors, it shall deliver to the Participants a draft consolidated Completion Balance Sheet (the “2005 Draft Completion Balance Sheet") of the Group and a Draft Statement of Gross Profit will be prepared by it in accordance with the Accounting Principles. The Purchaser shall instruct a firm of independent accountants of international repute to review the 2005 Draft Completion Balance Sheet and then issue a certificate with the 2005 Draft Completion Balance Sheet and Draft Statement of Gross Profit confirming that the 2005 Draft Completion Balance Sheet and the Draft Statement of Gross Profit has been prepared substantially in accordance with the Accounting Principles.

4.3	The Participants and their accountants shall be entitled to review the 2005 Draft Completion Balance Sheet and the Draft Statement of Gross Profit for a period of 30 Business Days following receipt from the Purchaser.

4.4	The Purchasers shall provide or procure the provision of, to the Participants and their accountants such information as the Participants and their accountants shall reasonably require and allow the Participants and their accountants access to the Companies and their books and records (at reasonable times and upon reasonable notice), and procure access to the auditors, including, without limitation, access to the auditors’ working papers in each case insofar as is reasonably required for the analysis and verification of the 2005 Draft Completion Balance Sheet and the Draft Statement of Gross Profit.

4.5	At or before the end of the period of 30 Business days referred to in paragraph 4.3, the Participants’ Representative shall either:-

(A)	notify the Purchaser that the Participants accept the 2005 Draft Completion Balance Sheet and Draft Statement of Gross Profit in its entirety, in which case the 2005 Draft Completion Balance Sheet shall constitute the 2005 Completion Balance Sheet (“2005 Completion Balance Sheet”) and the Draft Statement of Gross Profit shall be as set out therein shall be final and binding on both parties; or

(B)	deliver to the Purchaser written notice of those items and, where practicable, the amount in the 2005 Draft Completion Balance Sheet and the Draft Statement of Gross Profit which they dispute, in which case only those items or amounts identified by the Sellers (the “Disputed Items") shall be deemed to be in dispute.

4.6	If the Participants deliver a notice under paragraph 4.6 then the parties shall use their respective reasonable endeavours to agree the Disputed Items within 10 Business Days, or such longer period as may be agreed between the parties, failing which agreement, those Disputed Items which have not been agreed between the parties (“Unresolved Disputed Items") shall be referred for final binding determination to such firm of independent accountants of international standing as the Participants’ Representative and the Purchaser may agree or, in the absence of agreement within 10 Business Days following the expiry of such 10 Business Day period, or longer period as agreed between the parties, as may be selected at the request of either the Participants or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales (the “Expert"), with instructions that the Expert render his decision on the Unresolved Disputed Items (and any matters specifically relating thereto) and notify it to the Participants and the Purchaser within 20 Business Days of the Expert accepting such referral. In each case, the Expert so selected (either by the parties or otherwise) shall act as expert and not as arbitrator and the Unresolved Disputed Items will be determined by the Expert in accordance with the Accounting Principles, and such adjustments as are required to be made as a result of the Expert’s determination of such Unresolved Disputed Items shall be made to the 2005 Draft Completion Balance Sheet and the Draft Statement of Gross Profit which shall then constitute the 2005 Completion Balance Sheet and the Statement of Gross Profit shall be as set out therein. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Participants. The costs of the Expert shall be paid as to one half by the Participants and as to one half by the Purchaser equally. Each of the Participants and the Purchaser shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including by their respective auditors and, in the case of the Purchaser, such business records and accounts of the Group in the possession, custody or control of the Purchaser which the Expert shall consider necessary.

4.7	If the Gross Profit for the year ended 31 December 2005 is less than £148,300,000, then no further payment shall be made to the Participants hereunder.

4.8	If the Gross Profit is equal to or greater than £148,300,000, then the Purchaser shall pay the Participants an amount of 2005 Deferred Consideration equal to three times the amount by which the Gross Profit exceeds £148,300,000.

4.9	In the event that (i) the Purchaser is obligated to pay 2005 Deferred Consideration under paragraph 4.8 of this Schedule 9, and (ii) the Purchaser was not obligated to pay any Deferred

Consideration under paragraph 3 of this Schedule 9, then an amount equal to the Escrow Sum shall be added to the amount payable by the Purchaser to the Participants under paragraph 4.8 of Schedule 9.

4.10	Payments of 2005 Deferred Consideration due to the Participants under this paragraph 4 shall be made to the Sellers’ Jersey Solicitors for distribution to the Participants within 14 days of the determination of the Gross Profit, and payment of such 2005 Deferred Consideration to the Sellers’ Jersey Solicitors shall constitute good discharge to the Purchaser in respect of it.

Schedule 9
(Employee Payments)

1.	The Purchaser shall pay (or procure the payment) to such employees as the Sellers may direct, a bonus which, in all circumstances, will not exceed 4 times the basic salary of any employee as at the date of this Agreement and which bonuses when all aggregated together will be of an aggregate amount equal to £22 million.

2.	The Purchaser will pay or procure the payment of the relevant bonus, payable to each relevant employee as directed by the Sellers pursuant to paragraph 1 above, in instalments on the following dates:-

(a)	20% in cash on or before 28 April 2005;

(b)	20% in Cendant Restricted Shares vesting on or before 31 December 2005;

(c)	30% in Cendant Restricted Shares vesting on or before 31 December 2006;

(d)	30% in Cendant Restricted Shares vesting on or before 31 December 2007.

3.	The Purchaser shall not be obliged to issue any Cendant Restricted Shares that have yet to vest pursuant to paragraph 2 of this Schedule 10, in the event that any relevant employee’s contract of employment terminates prior to 31 December 2007. The Purchaser will, however, at the direction of the Sellers and at the Seller’s sole discretion either issue any Cendant Restricted Shares vesting in accordance with paragraph 2 in any event or alternatively divide any such outstanding Cendant Restricted Shares among all other employees to whom the issue of Cendant Restricted Shares pursuant to paragraph 2 remain outstanding.

Executed as a Deed by	)

DAVID BABAI in the presence of	)

Executed as a Deed by	)

UZI KATTAN in the presence of	)

Executed as a Deed by	)

EDWARD FAITH in the presence of	)

Executed as a Deed by	)

MURRAY SWEET in the presence of	)

Executed as a Deed by	)

BERNARD BIALYLEW in the presence of	)

Signed by	)

For and on behalf of	)

CODESILVER LIMITED (to be renamed)

CENDANT TRAVEL SERVICES	)

LIMITED))

Signed by	)

For and on behalf of	)

CENDANT CORPORATION	)